Exhibit 4(k)

CONFIRMATION

Date:	June 16, 2005

To:	CEF Equipment Holding, L.L.C. (“Party B”)

Attention:	Manager, Conduit Administration

From:	General Electric Capital Services, Inc. (“Party A”)

Transaction Reference Number:	19496

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date referred to below. This letter constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swap and Derivatives Association, Inc., as such definitions are modified and amended by the Schedule to the Master Agreement) (the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of June 16, 2005, as amended or supplemented from time to time (the “Master Agreement”) between you and us. All provisions contained in the Master Agreement shall govern this Confirmation except as expressly modified below.

The capitalized terms used herein and not otherwise defined herein, in the Master Agreement or in the Definitions shall have the meanings assigned to them in the Indenture, dated as of June 16, 2005, between GE Commercial Equipment Financing LLC, Series 2005-1 and JPMorgan Chase Bank, N.A., as Indenture Trustee (the “Indenture”) and the Servicing Agreement, dated as of June 16, 2005, between GE Commercial Equipment Financing LLC, Series 2005-1 and General Electric Capital Corporation, as Servicer (the “Servicing Agreement”), each as amended or supplemented from time to time.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	One-Year Reset Rate Swap

Notional Amount:	With respect to any Calculation Period, the product of (i) the aggregate Loan Value of Loans that bear interest based on a one-year constant treasury maturity index (“CMT Loans”) and loans that bear interest at USD-LIBOR-BBA with a Designated Maturity of twelve months (“12-month LIBOR Loans”) (collectively, the “One-Year Reset Rate Loans”) as of the beginning of the calendar month in which the Calculation Period commenced; and (ii) the lesser of (x) the quotient of (a) the Outstanding Principal Balance of the

1

Notes immediately after the Payment Date on which such Calculation Period commences; divided by (b) the Pool Balance as of the beginning of the calendar month in which the Calculation Period commenced and (y) 1.0. The Notional Amount for the first Calculation Period is USD 8,765,774.86.

Trade Date:	June 9, 2005

Effective Date:	June 16, 2005

Termination Date:	The earlier of (i) the Payment Date occurring in May, 2016; (ii) the Payment Date on which the aggregate outstanding Loan Values of the One-Year Reset Rate Loans is zero; and (iii) the Payment Date on which the Outstanding Principal Balance of the Notes is reduced to zero.

Payment Date:	One Business Day prior to the last day of each Calculation Period.

Calculation Period:	Initially, the period from and including the Effective Date to but excluding, July 20, 2005, and for each period thereafter, from and including the twentieth day of each calendar month to and excluding the twentieth day of the next calendar month.

Business Day Convention:	Following

Business Day:	New York

Party B Floating Rate Amounts:

Party B Floating Rate Payer:	Party B

Party B Floating Rate Payer
Payment Date:	Each Payment Date

Party B Floating Rate Payer Period End Dates:	Last day of each Calculation Period, subject to adjustment in accordance with the Following Business Date Convention.

Party B Floating Rate:	Reset Rate

“One-Year Reset Rate” means with respect to any Interest Accrual Period, a rate based upon the weighted average of the interest rate index applicable to (i) the one-year CMT

Loans and (ii) the 12-month LIBOR Loans, as determined by Party B.

Spread:	18.5 bps (0.185%) per annum

Party B Floating Rate Day
Count Fraction:	30/360

LIBOR Floating Rate Amounts:

LIBOR Floating Rate Payer:	Party A

LIBOR Floating Rate Payer Payment Dates:	Each Payment Date

LIBOR Floating Rate Payer Period End Dates:	The last day of each Calculation Period, subject to adjustment in accordance with the Following Business Date Convention.

Reset Date:	The first day of each Calculation Period, subject to adjustment in accordance with the Following Business Date Convention.

LIBOR Floating Rate:	USD-LIBOR-BBA

Designated Maturity:	One month

Cap Rate:	N/A

LIBOR Floating Rate Day
Count Fraction:	Actual/360

Compounding:	N/A

Business Days:	New York

Calculation Agent:	Party A

Account Details

Payments to Party A: To be provided in written instructions.

Payments to Party B: To be provided in written instructions.

[Rest of page intentionally left blank]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

GENERAL ELECTRIC CAPITAL SERVICES, INC.
By:
Name:
Title:

Accepted and confirmed as of
the date first above written:

CEF EQUIPMENT HOLDING, L.L.C.

By:

Name:
Title: